EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement Nos. 333-105866, 333-10815, 333-10817, 333-28269, 333-39590, 333-57653, and 333-89448 of Rural Cellular Corporation and Subsidiaries (the “Company”) on Form S-8 of our report dated March 1, 2004 (September 7, 2004 as to Note 15), relating to the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 (which report includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, both as discussed in Note 4 to the consolidated financial statements), appearing in this Current Report on Form 8-K of the Company.

     We consent to the incorporation by reference in Registration Statement Nos. 333-105866, 333-10815, 333-10817, 333-28269, 333-39590, 333-57653, and 333-89448 of the Company on Form S-8 of our report dated September 7, 2004, relating to the financial statements of RCC Minnesota, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 (which report includes explanatory paragraphs related to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, and the preparation of such financial statements that includes allocations to and from RCCM, both as discussed in Note 2 to the financial statements), appearing in this Current Report on Form 8-K of the Company.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
September 13, 2004